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                                                                Exhibit 1(A6)(a)

The Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety as follows:


                       RESTATED ARTICLES OF INCORPORATION
                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                            A Non-Stock Corporation


                  WHEREAS, the Corporation is the Surviving Corporation following the merger of Covenant Life Insurance Company with and into Provident Mutual Life Insurance Company of Philadelphia; and


                  WHEREAS, Provident Mutual was incorporated as Provident Life and Trust Company of Philadelphia by Letters Patent duly granted pursuant to the act of March 22, 1865 (P.L. 555, No. 539), with power to write life insurance and grant annuities on the combined stock and mutual principle and to receive deposits and act as trustee, with certain other rights, powers, privileges and franchises conferred and imposed by specifically enumerated sections of the act of April 2, 1856 (P.L. 211, No. 236); and


                  WHEREAS, the laws applicable to Provident Mutual were amended and supplemented by the acts of March 12, 1866 (P.L. 184, No. 156), February 18, 1869 (P.L. 194, No. 170), February 1, 1871 (P.L. 14, No. 17), and April 1, 1873
(P.L. 466, No. 488); and

                  WHEREAS, on December 29, 1922 pursuant to a plan for acquisition of shares adopted under the act of April 20, 1921 (P.L. 175, No.
103) the name of Provident Mutual was changed to Provident Mutual Life Insurance Company of Philadelphia and Provident Mutual was converted into a mutual insurance company without power to receive deposits subject to the provisions of, and having the rights, privileges and powers of a mutual life insurance company incorporated under, The Insurance Company Law of 1921, act of May 17, 1921 (P.L. 682, No. 284); and



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                  WHEREAS, on June 19, 1991, Provident Mutual became subject to the Business Corporation Law of 1988 by reason of enactment of the act of December 19, 1990 (P.L. 834, No. 198), known as the GAA Amendments Act of 1990; and

                  WHEREAS, Covenant Life, with roots dating back to 1717, was incorporated pursuant to Letters Patent granted January 11, 1759; and Provident Mutual was incorporated by the Commonwealth of Pennsylvania March 22, 1865; and

                  WHEREAS, Covenant Life is America's first life insurance company; and

                  WHEREAS, Covenant Life has always served the religious community; and

                  WHEREAS, the Surviving Corporation acknowledges as its predecessors both Provident Mutual and Covenant Life as the constituent corporations to the merger and acknowledges the origins and principles of both such entities;

                  NOW THEREFORE,

                  SECTION 1. The name of the Corporation is "Provident Mutual Life Insurance Company" (hereinafter the "Corporation").

                  SECTION 2. The address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 1600 Market Street, in the City of Philadelphia, County of Philadelphia.

                  SECTION 3. The corporation is incorporated under the provisions of the Business Corporation Law of 1988.

                  SECTION 4. The Corporation is a mutual life insurance company organized upon a non-stock basis and shall be authorized to engage in any lawful act or activity. The class of insurance for which the corporation is constituted is Clauses (1) and (2) of Subdivision (a) of Section 202 of the act of May 17, 1921 (P.L. 682, No. 284), known as The Insurance Company Law of 1921, as amended, viz:


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                  (1) To insure the lives of persons, and every insurance
appertaining thereto; to grant and dispose of annuities; including variable life insurance contracts and annuity contracts under which values or payments or both vary in relation to the investment experience of the issuer or a separate account or accounts maintained by the issuer and to insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto, when written as a part of a policy of life insurance.

                  (2) To insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto.

The Corporation has a surplus in lieu of guaranty capital exceeding $250,000 above its reinsurance reserve and all its other liabilities.

                  SECTION 5. Meetings of members may be held within or without the Commonwealth of Pennsylvania, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions of the applicable laws of the Commonwealth of Pennsylvania) outside the State of Pennsylvania at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                  SECTION 6. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon members herein are granted subject to this reservation.

                  SECTION 7. These Restated Articles of Incorporation supersede the original Articles of Incorporation of the Corporation and all amendments thereto.


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